Reflect Scientific, Inc. Signs Final Merger Agreement to Acquire All Temp Engineering

Orem, Utah -- (BUSINESS WIRE) Monday, November 20, 2006-- Reflect Scientific, Inc. (OTC: BB RSCF), an industry leader whose business is the manufacture, supply and distribution of laboratory equipment and related supplies to the Life Sciences industry announces the Company has signed the final merger agreement to acquire All Temp Engineering (ATE), a California corporation. There are numerous conditions to be satisfied prior to the completion of the merger.

Integrated with Reflect's Cryometrix business unit, and providing valuable intellectual property and engineering service components supporting the Company's sales of ultra low temperature freezers, ATE staff is integral to RSI's growth plans.

Mr. John Hammerman, Cryometrix General Manager, remarked, "We are excited to complete the acquisition of All Temp Engineering. The ATE staff provides Engineering, Sales and Service for existing ULT freezer systems and have a unique opportunity to engage customers and inform them of the recent ULT freezer system advances made by Cryometrix. We feel this acquisition will expedite the sale of freezers developed by the Cryometrix business unit which manufactures ULT freezers that demonstrate significant improvements and customer benefits over mechanical freezers currently in service."

About ATE:

ATE is located in San Jose, California and has been providing engineered solutions and services to the cryogenics industry for over 23 years. ATE serves over 1,450 companies in business sectors such as Biotech, Pharmaceutical, Medical Devices, Research, Universities, Semiconductor, Aerospace, Military and Industrial Food Processing.

About Reflect Scientific:

Reflect Scientific provides products for the biotechnology, pharmaceutical and medical industries and has had consistent year-over-year growth for more than 13 years. Reflect Scientific targets strategic acquisitions that will increase revenue and profits in their primary markets and that will fulfill Reflect's strategic imperative of significant, sustained revenue growth through innovative market need-based products.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

For information related to the Reflect Scientific, contact Investor Relations:
Michael Dancy, 801-746-3570, email: medancy@allwest.net, or visit: www.reflectscientific.com.